UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2018

PROGREEN US, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25429	59-3087128
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2667 Camino del Rio South, Suite 312, San Diego, CA	92108-3763
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 487-9585

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.02. Termination of Material Definitive Agreement.

On May 30, 2018 the Company entered into a financing commitment agreement with Global Capital Partners Fund Limited (the “Lender”) for a two-year $5,000,000 financing (the “Loan”) secured by a first mortgage lien on our Cielo Mar property in Baja California, Mexico. The financing commitment was subject to execution of definitive agreements and fulfillment of the closing conditions in such agreements. The commitment provided that closing will take place prior to July 15, 2018, unless extended in writing by the Lender. On July 19, 2018, the Lender unilaterally granted a 60 day extension of the commitment to September 15, 2018.

On August 28, 2018 we notified the Lender that we have terminated the financing commitment, effective August 31, 2018, due to the Lender’s acknowledged inability to fulfill its obligations to provide the Loan consistent with the terms of the commitment.

We have now taken up negotiations for an equivalent bridge with a lender that was on the short list before entering into the commitment with GCP Fund, although there is no assurance that we will be able to arrange this financing. If we do not secure this or a similar bridge financing, this would have a significant adverse effect on our operations in Baja California and on the development of the Cielo Mar Project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGREEN US, INC.

Dated: September 4, 2018	By:	/s/ Jan Telander
Jan Telander, Chief Executive Officer